EXHIBIT (a)(1)(c)


                           TALK AMERICA HOLDINGS, INC.

                       EXCHANGE OFFERS FOR ALL OUTSTANDING
               4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2002 AND
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                         OF TALK AMERICA HOLDINGS, INC.
                        AND CONSENT SOLICITATION TO AMEND
   THE INDENTURES GOVERNING THE 4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                 AND 5% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                          ---------------------------

  THE EXCHANGE OFFERS' EXPIRATION DATE AND CONSENT DEADLINE WILL BE 5:00 P.M.,
     NEW YORK CITY TIME, ON MARCH 21, 2002, UNLESS IT IS EXTENDED OR EARLIER
                               TERMINATED BY US.

                          ---------------------------

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         We (i) are offering to exchange, under two separate and independent exchange offers all outstanding 4 1/2% Convertible Subordinated Notes due 2002 (the "4 1/2% Convertible Notes") and 5% Convertible Subordinated Notes due 2004 (the "5% Convertible Notes" and, together with the 4 1/2% Convertible Notes, the "Existing Notes"), as described below and (ii) are soliciting consents (the "Consents") from the holders of Existing Notes to the proposed amendment to the respective indentures governing such Existing Notes (the "Proposed Amendment"), as described in our Offering Circular and Consent Solicitation Statement, dated February 21, 2002 (the "Offering Circular"). These exchange offers are being extended to all holders of the Existing Notes.

         We are offering to exchange the Existing Notes under two separate exchange offers, as follows:

1. THE 4 1/2% CONVERTIBLE SUBORDINATED NOTES EXCHANGE OFFER. U.S.$61,844,000 in aggregate principal amount of our existing 4 1/2% Convertible Notes, under either of the two exchange options:

         o U.S.$1,000 in principal amount of our new 10% Senior Subordinated Notes (the "10% Notes") for each U.S.$1,000 in principal amount of Existing Notes that you tender; or

         o U.S.$600 in principal amount of our new 8% Convertible Senior Subordinated Notes (the "8% Convertible Notes" and, together with the 10% Notes, the "New Notes") and $100 in cash for each U.S.$1,000 in principal amount of Existing Notes that you tender; and

2. THE 5% CONVERTIBLE SUBORDINATED NOTES EXCHANGE OFFER. U.S.$18,093,000 in aggregate principal amount of our existing 5% Convertible Notes in the following exchange: U.S.$1,000 in principal amount of our new 10% Notes for each U.S.$1,000 in principal amount of Existing Notes that you tender.

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         The 4 1/2% Convertible Subordinated Notes Exchange Offer and the 5%
Convertible Subordinated Notes Exchange Offer, while jointly referred to as the exchange offers, constitute separate and independent exchange offers.

         Holders of either type of Existing Notes do not have to tender all their Existing Notes to participate in the exchange offers. Holders of the 4 1/2% Convertible Notes do not have to choose the same option for all Existing Notes that they tender.

         In order to validly tender Existing Notes, the holder thereof must deliver its Consent to the Proposed Amendment. The holder will be deemed to have given this Consent upon tendering its Existing Notes. A holder of Existing Notes may deliver its Consent without tendering any Existing Notes.

         The exchange offers and Consent solicitations are subject to satisfaction or waiver of certain conditions that are described in the Offering Circular under the captions "The Exchange Offers--Conditions to the Completion of the Exchange Offers," and "The Consent Solicitation," respectively.

         We are requesting that you contact your clients for whom you hold Existing Notes regarding the exchange offers. For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, or who hold Existing Notes registered in their own names, we are enclosing the following documents:

         1.   the Offering Circular;

         2. a letter of transmittal and consent (the "Letter of Transmittal") for your use in tendering Existing Notes and for the information of your clients;

         3. a form of letter that may be sent to your clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with respect to the exchange offers;

         4. return envelopes addressed to U.S. Bank Trust National Association, the exchange agent for the exchange offers;

         5.   a notice of guaranteed delivery; and

         6. guidelines for certification of taxpayer identification number on Substitute Form W-9.

         Your prompt action is requested. The exchange offers will expire at 5:00 P.M., New York City time, on March 21, 2002, unless extended or earlier terminated by us. Tenders of Existing Notes or Consents may be withdrawn at any time prior to the expiration of the exchange offers.

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


         We will not pay any fee or commission to any broker, dealer, nominee or other person for soliciting tenders of the Existing Notes pursuant to the exchange offers. We will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Circular and the related documents to the beneficial owners of Existing Notes held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all transfer taxes applicable to the exchange of Existing Notes in the exchange offers, except as set forth in Instruction 13 of the Letter of Transmittal.

         Any inquiries you may have with respect to the exchange offers, or requests for additional copies of the enclosed materials, should be directed to the exchange agent at its address and telephone number set forth on the front of the Letter of Transmittal or to Georgeson Shareholder, the information agent for the exchange offers, at the address and telephone number set forth in the Offering Circular.

                                      Very truly yours,




                                      TALK AMERICA HOLDINGS, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF TALK AMERICA OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFERS, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.

Enclosures






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